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                                                                    Exhibit 28

NEWS                  (LOGO)              UNITED
                                          TECHNOLOGIES
___________________________________________________________________
Hartford, Connecticut 06101 (203) 728-7000



CONTACT:      Martin Moore         FOR IMMEDIATE RELEASE
              (203) 728-7067




          UTC PLANS PUBLIC STOCK OFFERING OF ITS AUTOMOTIVE BUSINESS


      HARTFORD, Conn., Jan. 19, 1994 -- United Technologies Corporation (UTC)

plans to sell shares in its automotive subsidiary, UT Automotive, Inc. (UTA),

in an underwritten public offering in the United States and internationally.

The required registration statement for the offering was filed today with the

Securities and Exchange Commission.

      UTC Chairman and Chief Executive Officer Robert F. Daniell said, "The markets, customers and product offerings of UT Automotive are outside of the core aerospace and building systems businesses of UTC.  The offering provides

UTC with an opportunity, given current market conditions, to unlock a portion of its investment in UT Automotive."

      No decisions have been made regarding UTC's use of the proceeds.  The proceeds from the transaction will enhance UTC's financial flexibility for programs such as reducing debt, buying back UTC shares, increasing dividends or expanding UTC core operations through acquisitions and joint ventures.

      UTC President and Chief Operating Officer George David said, "This is an extraordinarily effective move for United Technologies Corporation.  We believe it is equally effective for UT Automotive."

      The offering will consist of 17,800,000 shares of UTA Class A Common

Stock, plus an over-allotment option for the underwriters to purchase up to an additional 1,780,000 shares.  The Class A shares are expected to represent
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between 40 and 44 percent of the equity interest of UTA.  All of the shares will be offered for sale by United Technologies.  An application will be made to list the Class A Common Stock on the New York Stock Exchange.  The offering price is expected to be between $22 and $24 per share.

      Prior to the offering, UTA will pay a $360 million dividend to UTC.

      After the offering, UTC will continue to own all the shares of UTA

Class B Common Stock.  The Class B Common Stock will represent between 56 and

60 percent of the equity interest of UTA, will have the ability to elect 80 percent of the directors of UTA, and will, subject to certain exceptions, be convertible on a share-for-share basis into Class A Common Stock.  Except for the ability to elect directors, the Class A Common Stock is substantially identical to the Class B Common Stock.

      The Class B Stock structure provides UTC with the flexibility to retain a controlling interest in UTA or to distribute all or a portion of its remaining shares in UTA.  Future distributions by UTC could be through underwritten public offerings or private placements or possibly through a tax-

free dividend to UTC shareholders.

      The current management of UTA will continue to operate the company after the stock offering, and employee benefits and contracts will not be affected by the offering.

      A registration statement related to these securities has been filed with the SEC, but has not yet become effective.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

      This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be



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unlawful prior to registration or qualification under the security laws of any such state.

      Lehman Brothers Inc., Salomon Brothers Inc., and Lazard Freres & Co.

will act as managing underwriters for the offering.

      UTA develops, manufacturers and markets a wide variety of systems and components for the automotive industry.  United Technologies Corporation provides a broad range of high technology products and support systems to the aerospace, building systems and automotive industries.

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